Exhibit 99.1
Okta Names David Schellhase and Mary Agnes Wilderotter to Board of Directors
SAN FRANCISCO – August 14, 2025 – Okta, Inc. (Nasdaq: OKTA), the leading independent identity provider, today announced the appointment of David Schellhase and Mary Agnes (Maggie) Wilderotter to the company’s board of directors, effective August 13, 2025.
“David and Maggie are proven advisors with a deep understanding of how to take growth companies like Okta to the next level in complex business and technology environments, much like we’re seeing today,” said Todd McKinnon, Okta CEO and Co-Founder. “Their insights will be invaluable as we accelerate Okta’s role in securing AI, expand our identity market leadership, and continue to empower our customers to safely use any technology.”
“Identity is critical to securing AI and there is a massive opportunity for Okta to extend its leadership in the market. Having spent much of my career working at the intersection of SaaS and corporate strategy, I've long admired Okta’s growth into a pivotal role in securing the modern, cloud-based world. I look forward to joining the board of directors and contributing my experience to a company that is essential to how organizations securely operate and innovate,” said Schellhase.
“It’s an honor to join Okta’s Board at such a dynamic time not just for the company but for the broader identity security landscape. Okta’s commitment to innovation and clear vision for identity leadership are inspiring. I’m eager to contribute my experience to help steer the company’s continued growth, expand its impact, and unlock even greater value for its customers and shareholders,” said Wilderotter.
About David Schellhase
David Schellhase has been Entrepreneur-in-Residence at Ballistic Ventures, a venture capital firm dedicated to cybersecurity innovation, since July 2025. From November 2022 to January 2025, Mr. Schellhase was Of Counsel at Sullivan & Cromwell LLP, a global law firm, where he advised on a range of technology-focused corporate legal matters.
Mr. Schellhase has served as General Counsel at several publicly-traded companies, most recently at Slack Technologies, Inc., a provider of cloud-based collaboration tools, from December 2016 to August 2021. He served as General Counsel at Groupon, Inc. from June 2011 to January 2014, and at Salesforce, Inc. from July 2002 to May 2011. Mr. Schellhase served as Chief Operating Officer at Honest Work Corporation, a software company, from February 2015 until its acquisition by Twitter, Inc. in April 2016. He has also been an adjunct lecturer in the School of Management Science and Engineering at Stanford University.
About Maggie Wilderotter
Maggie Wilderotter is a seasoned board director and a senior advisor to corporations, private equity and venture firms. Ms. Wilderotter has served in numerous executive leadership roles, most recently as Chief Executive Officer and Chair of the Grand Reserve Inn from December 2016 to June 2023. From June through October 2022, she was the Interim Chief Executive Officer of DocuSign, Inc., a document management software company. Prior to joining DocuSign, Ms. Wilderotter held senior and management positions at Frontier Communications, a telecommunications company, including as Executive Chair of the board of directors from April 2015 to April 2016, Chair and Chief Executive Officer from January 2006 to April 2015, and President, Chief Executive Officer and director from 2004 to 2006. She previously served in senior leadership roles at Microsoft Corporation and Wink Communications, an interactive telecommunications and media company.
Ms. Wilderotter has served as a director on 50 corporate boards in her career. Today, she serves on the public boards of Sana Biotechnology, Inc., a biotechnology company, since May 2020; of DocuSign since March 2018 and as Board Chair since January 2019; and Costco Wholesale Corp., a wholesale retail company, since October 2015. Ms. Wilderotter also currently serves on two private company boards: Sonoma Biotherapeutics and Tanium.

About Okta
Okta, Inc. is The World’s Identity Company™. We secure identity, so everyone is free to safely use any technology. Our customer and workforce solutions empower businesses and developers to use the power of identity to drive security, efficiencies, and success — all while protecting their users, employees, and partners. Learn why the world’s leading brands trust Okta for authentication, authorization, and more at okta.com.
Investor Contact:
Dave Gennarelli
investor@okta.com
Media Contact:
Kyrk Storer
press@okta.com